EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of WPCS International Incorporated of our report dated June 28, 2006, except for the second paragraph of Note 15, which is as of July 19, 2006, on our audits of the consolidated financial statements of WPCS International Incorporated and subsidiaries as of April 30, 2006 and 2005, and for the years then ended, which report appears in the Annual Report on Form 10-KSB of WPCS International Incorporated and subsidiaries for the year ended April 30, 2006. We also consent to the reference to our firm under the caption “Experts”.

/s/ J. H. COHN LLP

J. H. COHN LLP

Roseland, New Jersey
February 8, 2007